UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2020
TYSON FOODS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-14704	71-0225165
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

2200 West Don Tyson Parkway,
Springdale,	Arkansas		72762-6999
(Address of Principal Executive Offices)			(Zip Code)
(479) 290-4000
(Registrant's telephone number, including area code)

Not applicable
(Former name, former address and former fiscal year, if applicable)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class			Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock	Par Value	$0.10	TSN	New York Stock Exchange
Class B stock is not publicly listed for trade on any exchange or market system. However, Class B stock is convertible into Class A stock on a share-for-share basis.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Term Loan Agreement
On March 27, 2020, Tyson Foods, Inc. (the “Company”) entered into a Term Loan Agreement with the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Term Loan Agreement”).
In connection with the Term Loan Agreement, the Company obtained a $1.5 billion term loan facility. Interest on borrowings under the Term Loan Agreement will accrue and be payable, at the Company’s option, at an annual rate equal to (a) the eurocurrency rate plus the applicable spread or (b) the alternate base rate plus the applicable spread, each as described below. The applicable spread will be the percentage described in the following chart that corresponds to the Company’s corporate credit rating from S&P, Moody’s or Fitch, as applicable.

	Applicable Rate
Ratings Level: S&P/Moody’s/Fitch	Borrowing Date through 363 days after Borrowing Date		364 days after Borrowing Date and thereafter
	ABR Spread	Eurocurrency Spread	ABR Spread	Eurocurrency Spread
Level 1 A-/A3/A- or above	0.250%	1.250%	0.500%	1.500%
Level 2 BBB+/Baa1/BBB+	0.375%	1.375%	0.625%	1.625%
Level 3 BBB/Baa2/BBB	0.500%	1.500%	0.750%	1.750%
Level 4 BBB-/Baa3/BBB-	0.750%	1.750%	1.000%	2.000%
Level 5 BB+/Ba1/BB+ or lower or no Rating	1.000%	2.000%	1.250%	2.250%

In the event the Company or its subsidiaries (i) sells more than $150,000,000 worth of assets, in the aggregate, (ii) incurs certain types indebtedness for borrowed money (other than, among other things, the refinancing of up to $400 million of the Company’s senior notes due August 2020, $279 million of the Company’s senior notes due September 2020 and up to $100 million of other existing indebtedness) or (iii) issues certain types of equity interests, in each case, subject to the conditions and exceptions set forth in the Term Loan Agreement, the Company must use all of the proceeds of such asset sale in excess of $150,000,000, debt issuance or equity issuance, as applicable, to pay the outstanding balance of the loans made to it pursuant to the Term Loan Agreement.
The covenants under the Term Loan Agreement include limitations on subsidiary indebtedness; liens; swap agreements (with exceptions for certain swap agreements entered into to hedge or mitigate risks to which the Company or a subsidiary has actual exposure); mergers, consolidations, liquidations and dissolutions; transactions with affiliates; asset sales; and changes in lines of business. In addition, the Term Loan Agreement (i) limits the ratio of the Company’s debt to capitalization to a maximum of 0.60 to 1.0, increased to 0.65 to 1.0 following certain material acquisitions, and (ii) requires the ratio of the Company’s consolidated EBITDA to interest expense to be at least 3.50 to 1.0.
The Term Loan Agreement contains customary events of default, such as non-payment of obligations under the Term Loan Agreement, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of any guarantee to remain in full force and effect.
The proceeds of borrowings under the Term Loan Agreement may be used by the Company to finance general working capital needs and for other general corporate purposes of the Company and its subsidiaries and to refinance or decrease the outstanding amount of certain other indebtedness, including, without limitation, the repayment of near-term commercial paper and senior note indebtedness and amounts outstanding under the Company’s revolving credit facility. The Company entered into the Term Loan Agreement, in part, to provide additional liquidity as well as preserve financial flexibility in light of recent uncertainty in the global markets.
On April 1, 2020, the Company borrowed $1.5 billion available under the Term Loan Agreement. The maturity date is two years from March 27, 2020, the date of closing.
Certain of the lenders party to the Term Loan Agreement and the administrative agent and their affiliates engage in transactions with, and perform services for, the Company and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in other commercial banking transactions and underwriting, investment banking, financial advisory and other financial services transactions with the Company and its affiliates.
The foregoing description of the Term Loan Agreement is summary in nature and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of March 27, 2020, among the Company, the lenders party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent
104	Cover Page Interactive Data File formatted in inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: April 1, 2020	By:	/s/ R. Read Hudson

	Name:	R. Read Hudson
	Title:	Senior Vice President, Associate General Counsel and Secretary

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